Exhibit A

June 25, 2014

Dov Charney

1809 Apex Avenue

Los Angeles, CA 90026

Gentlemen:

This confirms the agreement and understanding between Dov Charney (“Charney”), on the one hand, and Standard General L.P., on behalf of one or more of its funds (“SG”), on the other, as follows:

1.                                      SG presently intends to purchase shares of American Apparel, Inc. (“APP”).  If, in its sole discretion, SG is able to purchase at least 10% of the outstanding shares of APP (the “Condition Precedent”), SG, as lender, and Charney as borrower, hereby agree that SG will lend to Charney and Charney will borrow from SG an amount equal to the SG Price (as defined below) times the number of shares purchased pursuant to the first sentence of this paragraph (the “SG Loan”).  The number of shares and the SG Price shall be determined upon completion of SG’s purchases, and SG shall notify Charney upon completion of the purchases.  In connection with the SG Loan, Charney agrees to enter into loan and security agreements with SG, as lender, to evidence the SG Loan in customary form reasonably satisfactory to SG (such loan and security agreements being hereinafter referred to as the “SG Loan Documents”).  The SG Loan Documents shall provide for (a) a maturity date for the SG Loan of July 15, 2019, pre-payable without penalty, (b) that the SG Loan shall be used solely to purchase the common stock of APP purchased by SG (the “Additional Shares”) at the lowest price paid by SG for such common stock after the first purchase (the “SG Price”), (c) interest on the principal balance  payable at 10% per annum, payable in kind and (d) 47,209,406 shares of common stock of APP owned by Charney (the “Original Shares”) and the Additional Shares shall serve as collateral for the SG Loan.  Until such time as the SG Loan Documents are executed and delivered by Charney and SG and are in full force and effect, this letter agreement shall serve as written evidence of the loan being made hereunder.  In the event Charney fails to enter into to the SG Loan Documents by a date determined by SG in its sole discretion, which shall be the date such shares are transferred to Charney, it shall constitute an immediate default hereunder and all obligations owing from Charney to SG shall, at the option of SG, become immediately become due and payable and SG shall have all of the rights and remedies of a secured creditor. In addition, Charney hereby grants to SG, to secure his obligations for the extension of credit which may be made hereunder, a first priority security interest in the Original Shares and the Additional Shares.  Charney agrees to promptly deliver the Original Shares and the Additional Shares to SG as collateral for the SG Loan, free and clear of all liens, security interests and encumbrances. It will be an event of default under the loan made by SG if any of such shares are not so delivered or if any of such shares are subject to any liens or encumbrances. SG acknowledges that its ability to dispose of the collateral upon a default under the Loan Documents may be limited.

2.                                      If the Condition Precedent is met, Charney shall enter into the following warrant agreements (the “Warrant Agreements”) in form and substance satisfactory to SG: (a) a warrant (the “Additional Shares Warrant”) giving SG the right to purchase the Additional Shares at an exercise price equal to the SG Price divided by the number of Additional Shares (the “Exercise Price”), and (b) a warrant (the “Original Shares Warrant”, and, together with the Additional Shares Warrant, the “Warrants”) giving SG the right to purchase 10% of the Original Shares at the Exercise Price (the “Original Shares Warrant”), provided that any interest on the SG Loan in excess of $1,000,000 shall be reduced by the in-the-money value of the Original Shares Warrant upon exercise.  The Warrants shall expire July 15, 2017 and may be cash settled.  A failure by Charney to enter into the Warrant Agreements will constitute a default hereunder and under the SG Loan Documents, and all obligations owing from Charney to SG shall, at the option of SG, become due and payable.  The parties acknowledge that shares of APP purchased upon exercise of the Warrants may not be freely transferrable.

3.                                      If the Condition Precedent is met, SG and Charney shall enter into a cooperation agreement with respect to the Additional Shares and the Original Shares in form and substance reasonably satisfactory to SG providing that the Additional Shares and the Original Shares shall be voted only as agreed among SG and Charney (the “Cooperation Agreement”).  The Cooperation Agreement shall last for as long as SG holds either the Warrants or any shares of APP acquired from Charney.  A failure by Charney to enter into the Cooperation Agreement will constitute a default hereunder and under the SG Loan Documents, and all obligations owing from Charney to SG shall, at the option of SG, become due and payable.  SG and Charney shall take such action, consistent with their fiduciary duties, applicable law and securities exchange requirements as shall be necessary or appropriate to cause the board to consist of directors nominated by SG and Charney.  The Cooperation Agreement shall provide that, notwithstanding the Cooperation Agreement, Charney shall be entitled to vote the Original Shares (i) in favor of his election as a director and (ii) pursuant to the Investment Voting Agreement, dated March 13, 2009, between Charney and Lion Capital (Guernsey) II Limited (the “Investment Voting Agreement”).

4.                                      In order to induce SG to enter into this Agreement and perform its obligations hereunder, Charney represents and warrants to SG as follows:

(a)                                 As of the date hereof, Charney owns beneficially and of record 47,209,406 shares of common stock of APP in his own name, free and clear of any lien or encumbrance other than the Investment Voting Agreement.

(b)                                 Charney has the capacity to execute this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Charney of this Agreement, the SG Loan Document, the Warrant Agreement and the Cooperation Agreement (the “Documents”) are within the power of Charney, and will not violate any applicable law. The execution, delivery and performance by Charney of this Agreement and the Documents do not violate the terms of any agreement or undertaking to which Charney is a party or by which Charney is bound or to which the Original Shares are or the Additional Shares will be subject, and do not contravene the provisions of, or constitute a default under, or result in the creation of any lien (except as expressly contemplated herein) upon the property of Charney under any agreement to which Charney is a party. Charney has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Charney, enforceable against him in accordance with its terms.

(c)                                  No possible default or event of default exists under this Agreement, nor will any such default begin to exist immediately after the execution and delivery hereof.

(d)                                 Charney is not insolvent and is reasonably expected to pay his debts as they become due, both prior to, and immediately after, giving effect to the transactions contemplated hereunder (including funding of the SG Loan) contemplated herein.

(d)                                 No notice to or consent of any third party is required under any agreement or instrument in order to permit Charney to perform his obligations hereunder.

5.                                      In addition to the foregoing, each party represents and warrants that it has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Each party further represents and warrants that this Agreement has been duly and validly authorized by all necessary action on its part and has been duly executed and delivered by each party and constitutes a legal, valid and binding agreement of such party, enforceable in accordance with its terms. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. Such counterparts may be delivered by one party to the other by facsimile or other electronic transmission, and such counterparts shall be valid for all purposes.

6.                                      This letter agreement sets forth the entire agreement among the parties with regard to the subject matter hereof and supersedes any prior oral or written agreements or understandings among the parties.

ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

[Signature page to follow]

Please confirm that the foregoing terms are in accordance with your understanding by signing and returning the enclosed copy of this Agreement.

Sincerely,

STANDARD GENERAL L.P.

By:	/s/ David Glazek
	Name:	David Glazek
	Title:	Partner

Accepted and agreed to as of the date
first written above:

/s/ Dov Charney
Dov Charney